Exhibit 99.1

SAND HILL IT SECURITY ACQUISITION CORP. FILES 8-K ANNOUNCING ST. BERNARD SOFTWARE SECOND QUARTER BILLINGS OF $7.5 MILLION

MENLO PARK, Calif., July 14, 2006 /PRNewswire-FirstCall/ -- Sand Hill IT Security Acquisition Corp. (Sand Hill) (OTC Bulletin Board: SHQC.ob) today announced that on July 12, 2006 an 8-K form was filed in connection with the merger with St. Bernard Software, Inc. (St. Bernard), a global provider of security solutions. On July 12, 2006, St. Bernard issued a press release reporting its 2006 second quarter billings of $7.5 million, which represents license and subscription contracts billed to customers during the quarter.

Performance was driven by St. Bernard's product iPrism, an award-winning Internet filtering appliance, which achieved billings of $4.4 million during the quarter. This highlights a 24 percent increase year over year for the product, after adjusting for a one-time event during 2005. Additionally, iPrism new customer billings grew by 41 percent over Q2, 2005.

“We are pleased with St. Bernard’s performance over the last quarter. Market demand for their exceptional products validates our confidence in the company,” said Humphrey Polanen, Chairman and CEO of Sand Hill. “We look forward to St. Bernard continuing to strengthen its position in the IT security market.”

Sand Hill has filed a registration statement on Form S-4 and the proxy statement/prospectus with the SEC in connection with the proposed merger. Stockholders of Sand Hill and St. Bernard Software are urged to read the registration statement and the joint proxy statement/prospectus filed with the SEC because it contains important information. Copies of these documents may be obtained free of charge from the SEC's website at http://www.sec.gov or at Sand Hill's web site at www.sandhillsecurity.com.

About Sand Hill IT Security Acquisition Corp.

Headquartered in Menlo Park, California, Sand Hill IT Security Acquisition Corp. is a public targeted acquisition corporation focused exclusively on IT security. Sand Hill consummated its initial public offering on July 30, 2004, through the sale of 4,100,000 units at $6.00 per unit. Each unit was comprised of one share of Sand Hill common stock and two warrants to purchase one share each of Sand Hill common stock. The net proceeds of the offering of approximately $22.1 million are held in a trust account with American Stock Transfer & Trust Company until consummation of a business combination with an operating business in the IT security industry. For more information, visit the Sand Hill web site at www.sandhillsecurity.com.

About St. Bernard Software

St. Bernard Software is a global provider of security solutions, including Internet and email filtering appliances, patch management and data backup. Deployed across millions of computers worldwide, the company's award-winning products deliver innovative security solutions that offer the best combination of ease-of-use, performance and value. Established in 1995 with headquarters in San Diego, California and an international office in the United Kingdom, St. Bernard Software sells and supports its products directly and through partners, distributors and OEM worldwide. For more information, visit the St. Bernard Software web site at www.stbernard.com.

Investor Information

Sand Hill stockholders are urged to read the joint proxy statement/ prospectus filed, and any other relevant materials filed by Sand Hill, because they contain, or will contain, important information about Sand Hill, St. Bernard Software and the proposed merger. These materials and other relevant materials (when they become available) and any other documents filed by Sand Hill with the SEC, may be obtained for free at the SEC's website at www.sec.gov. Investors may obtain free copies of these documents by directing a request to Sand Hill IT Security Acquisition Corp., 3000 Sand Hill Road, Building 1, Suite 240, Menlo Park, CA 94025.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Sand Hill or St. Bernard Software and does not constitute an offer of any securities of Sand Hill for sale. Any solicitation of proxies will be made only by the joint proxy statement/prospectus that has been mailed to all stockholders of Sand Hill. Investors and security holders of Sand Hill are urged to read the joint proxy statement/prospectus because it contains important information about Sand Hill and St. Bernard Software.

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Media Contact

Patricia Block

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